Exhibit 99.1

Individual Trustees
Gary C. Evans
Thomas H. Owen, Jr.
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (512) 236-6599 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO FIRST QUARTER 2016 DISTRIBUTION AND PROVIDES UPDATE ON PROBATE PROCEEDING

AUSTIN, TEXAS April 18, 2016—TEL OFFSHORE TRUST (the “Trust”) announced that there will be no trust distribution for the first quarter of 2016 for unitholders of record on March 31, 2016. The Trust has not been able to make a distribution to unitholders for twenty-nine consecutive quarters, or since January 9, 2009.  The financial and operating information included herein for the Trust’s first quarter of 2016 reflects financial and operating information with respect to the royalty properties for the months of November and December 2015 and January 2016.  Volumes and dollar amounts discussed below represent amounts recorded by Chevron USA, Inc. (“Chevron”) and Fieldwood Energy Offshore, LLC (“Fieldwood,” and together with Chevron, the “Working Interest Owners”) unless otherwise specified.

Gross proceeds for the burdened royalty properties operated by Chevron exceeded development and production costs for the months of November and December 2015 and January 2016 by approximately $817,924, or approximately $204,481 net to the entire overriding royalty interest, and approximately $122,689 attributable to the Trust. The excess proceeds, net to the entire overriding royalty interest, were applied to reduce the accumulated excess cost carryforward, which represents the amount by which the aggregate development and production costs for the burdened royalty properties since November 2008 have exceeded the related proceeds of the production.  Net proceeds for the months of November and December 2015 and January 2016 for Eugene Island 342 operated by Fieldwood were approximately $1,189 net to the entire overriding royalty interest, and approximately $713 attributable to the Trust, resulting in royalty income to the Trust of approximately $713.

Gas revenues recorded by Chevron, the Managing General Partner of the TEL Offshore Trust Partnership (the “Partnership”), for the first quarter of 2016 on the burdened royalty properties operated by Chevron decreased approximately 31% to $58,823 from $85,335 in the fourth quarter of 2015. The fourth quarter 2015 results also include prior period adjustments affecting Eugene Island 342 relating to the period when it was operated by Chevron.  Natural gas volumes during the first quarter of 2016 decreased approximately 1% to 33,578 Mcf from 34,055 Mcf during the fourth quarter of 2015. The decrease in production is primarily due to a platform at South Timbalier 36/37 that was temporarily shut-in for construction work and a well at Ship Shoal 182/183 that was temporarily shut-in due to a pipeline leak. Excluding the impact of prior period adjustments, the average price received for natural gas production decreased approximately 39% to $1.50 per Mcf in the first quarter of 2016 from $2.44 per Mcf in the fourth quarter of 2015. Gas products revenues increased approximately 26% to approximately $15,156 in the first quarter of 2016 from $12,038 in the fourth quarter of 2015.  Gas revenues recorded by Fieldwood for the quarter on Eugene Island 342 decreased to $66 despite a slight increase in natural gas volumes to 56 Mcf during the first quarter of 2016.  The average price received for natural gas production on Eugene Island 342 decreased approximately 31% to $2.18 per Mcf in the first quarter of 2016 from $3.18 per Mcf in the fourth quarter of 2015.  Gas products revenues for the first quarter of 2016 on Eugene Island were nominal.

Crude oil and condensate revenues recorded by Chevron for the quarter on the burdened royalty properties operated by Chevron decreased approximately 10% to $1,523,516 in the first quarter of 2016 from $1,700,157 in the fourth quarter of 2015 due primarily to a reduction in the average price received for crude oil and condensate. The fourth quarter 2015 results also include prior period adjustments affecting Eugene Island 342 relating to the period when it was operated by Chevron. Excluding the impact of prior period adjustments, crude oil and condensate volumes during the first quarter of 2016 increased approximately 5% to 38,368 barrels, compared to 33,773 barrels during the fourth quarter of 2015. The increase in production is within normal operating range and is primarily attributable to minimal well downtime resulting in increased production .  Excluding the impact of prior period adjustments, the average price received for crude oil and condensate production decreased approximately 17% to $39.53 per barrel in the first quarter of 2016 from $47.50 per barrel in the fourth quarter of 2015.  Crude oil and condensate revenues recorded by Fieldwood for the quarter on Eugene Island 342 increased nominally to $3,461 in the first quarter of 2016 from $3,439 in the fourth quarter of 2015.  Crude oil and condensate volumes recorded by Fieldwood during the first quarter of 2016 increased approximately 10% to 90 barrels, compared to 82 barrels during the fourth quarter of 2015.  The average price received for crude oil and condensate volumes at Eugene Island 342 decreased approximately 8% to $38.56 per barrel in the first quarter of 2016 from $41.88 per barrel in the fourth quarter of 2015.  The production period for the first quarter of 2016 includes November and December 2015 and January 2016.  Due to pricing volatility in the crude oil and natural gas market, it is anticipated that the price received for the foreseeable future may continue to be reduced in light of the current reduced price environment for crude and natural gas.

Capital expenditures for the burdened royalty properties operated by Chevron decreased by 100%, or $26 to $0 in the first quarter of 2016 from $26 in the fourth quarter of 2015. Operating expenses decreased by approximately 17%, or $148,378 to $710,337 in the first quarter of 2016 from $858,715 in the fourth quarter of 2015.

As discussed above, gross proceeds for the royalty properties operated by Chevron for the first quarter of 2016 exceeded development and production costs thereof, with the portion of such excess attributable to the Trust’s interest in the remaining 15% royalty interest equal to approximately $122,689. As of January 31, 2016, after applying the net proceeds for the months of November and December 2015 and January 2016, the amount by which the aggregate development and production costs for the royalty properties since November 2008 have exceeded the related proceeds of production from the royalty properties has been reduced to approximately $1.3 million, net to the entire royalty (or approximately $0.8 million, net to the Trust’s interest in the remaining 15% royalty interest) as compared to approximately $1.5 million (or approximately $0.9 million, net to the Trust’s interest in the remaining 15% royalty interest) as of October 31, 2015. The Trust will not receive any distribution of net proceeds from the royalty properties operated by Chevron until such time as the proceeds of production from such properties exceed the accumulated excess cost carryforward. While the Trust did receive royalty income from Fieldwood attributable to Eugene Island 342, the Trust agreement provides that no distributions will be made by the Trust to the Trust unitholders until the Trust’s indebtedness is paid in full.  As a result, the Trust will not be making any distributions for the first quarter of 2016.

In light of the continuing expenses of the Trust and the lack of any distributions and any assurances as to the actual timing of any future distributions, the Trustees initiated the previously disclosed probate proceeding in the Probate Court of Travis County, Texas (the “Probate Proceeding”) and continue to evaluate all alternatives available to the Trust to obtain funds or to reduce the ongoing costs and expenses of the Trust. As a result, there is no guarantee that any further distributions form the Trust will be made.

With respect to the Probate Proceeding, the Trust and the Trustees wish to confirm that they are not seeking a finding of any liability against any of the Trust’s unitholders in the Probate Proceeding and that they are not seeking any money or damages from any of the Trust’s unitholders.  Under Texas law, the beneficiaries of the Trust are necessary parties to the Probate Proceeding and, therefore, the Trustees are required to serve the Petition on the Trust’s unitholders.  It is not the purpose of the Probate Proceeding to seek any recovery from the Trust’s unitholders, and the Trustees will not seek a judgment against the Trust’s unitholders.

In the Probate Proceeding, the court appointed an attorney ad litem to represent any unitholders that were not personally served.  The court appointed attorney ad litem filed a Counterclaim against the Trustees on November 16, 2015 requesting (1) an order to sell all of the royalty interests, and (2) an accounting of the general and administrative expenses of the Trust from 2008 through the present.

The Probate Proceeding was set for trial on January 15, 2016. Prior to trial, the attorney ad litem filed a Motion to Sever asking the court to sever all matters related to the requested modification of the Trust and the sale of Trust assets, as plead for, in part, in the petition originally filed by the Trustees and in the attorney ad litem’s Counterclaim, into a separate cause to proceed to trial.  The attorney ad litem also filed a Motion for Continuance requesting that the court continue the trial of all remaining matters, including the attorney ad litem’s request for an accounting and the issues concerning the termination of the Trust, to a later date (the “Remaining Matters”).  Prior to calling the case to trial, the Court granted the attorney ad litem’s Motion to Sever and Motion for Continuance, severed the matters related to the modification of the Trust and the sale of Trust assets (“Severed Proceeding”), and continued the Remaining Matters to a later date.  The Severed Proceeding has been assigned Cause No. C-1-PB-16-000096 and is styled In re: TEL Offshore Trust.

The Severed Proceeding proceeded to trial before the Court on January 15, 2016.  At trial, the Court entered a final judgment granting the Trustees’ request that the Trust Agreement be modified to permit the Trustees to direct the Partnership to sell the remaining overriding royalty interest held by the Partnership as soon as reasonably possible, notwithstanding any requirements of the Trust Agreement to the contrary.  Thereafter, the Court ordered that the Trustees direct the Partnership to sell all of the Royalty owned by the Partnership through a sale to be conducted by EnergyNet.com, Inc. on or before May 1, 2016. The Partnership has initiated the sale process through EnergyNet.com, Inc. The proceeds from such sale are required to be held in a segregated interest-bearing account until a subsequent order from the court. There can be no assurance as to the amount, if any, of the net proceeds that will be available for distribution to the Trust’s unitholders through the sale or when any such distribution will be permitted.

The attorney ad litem is pursuing discovery regarding the Remaining Matters and he has threatened to assert additional claims against the Trustees. The Trustees are in the process of responding to the attorney ad litem’s requests. The Trustees anticipate that the Remaining Matters will be set for trial in November 2016. There can be no assurances whether the Court will grant the requested relief, and if such relief is granted, when such actions will be completed.

The Trust will continue to provide information regarding the status of the Probate Proceeding in its filings with the Securities and Exchange Commission (“SEC”) and, to the extent appropriate, will issue press releases providing additional information regarding the Probate Proceeding.  All documents that are filed in the Probate Proceeding and all of the Trust’s future filings with the SEC during the Probate Proceedings can be viewed at: www.andrewskurth.com/teloffshoretrust.

This press release contains forward-looking statements.  Although the Managing General Partner of the TEL Offshore Trust Partnership has advised the Trust that the Managing General Partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include the pending Probate Proceeding and the possibility that the Trust may be terminated, the Trust’s utilization of its cash reserves to pay expenses and the lack of net proceeds received by the Trust, delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the Trust’s ability to pay its liabilities, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2015 under “Item 1A. Risk Factors,” as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K as filed with the SEC.  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.
AS CORPORATE TRUSTEE
CONTACT: Michael J. Ulrich
(512) 236-6599